EXHIBIT 99

OSG                                                                                                                      News Release

Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP, INC.

REPORTS HIGHEST QUARTERLY RESULTS IN THE COMPANY'S HISTORY

FOR FIRST QUARTER 2004

New York, May 6, 2004 --- Overseas Shipholding Group, Inc. (NYSE: OSG) reported net income for the quarter ended March 31, 2004 of $76,188,000, or $1.99 per share, an increase of 72% compared with net income of $44,235,000, or $1.28 per share, in the first quarter of 2003. EBITDA for the first quarter rose to $156,413,000 compared with $94,216,000 in the first quarter of 2003 (see EBITDA reconciliation included in the financial profile section).

"I am pleased to announce that OSG has been able to follow a record year in 2003 with record net income of $76 million in the first quarter of 2004, the highest quarterly income in the Company's history," said Morten Arntzen, President and Chief Executive Officer of OSG. "Strong charter rates for VLCCs and Aframaxes, which commenced in October 2003, prevailed throughout the first quarter and have continued into the second quarter. We have already fixed approximately 56% of VLCC open days and 52% of Aframax open days in the second quarter.

"Expanding in our areas of strategic focus, we have acquired two U.S. Flag Jones Act Product Carriers and agreed to acquire, in a joint venture with a Tankers International pool partner, four ULCCs. By acquiring these four modern ULCCs and integrating them into the pool, we can offer our customers a service not available from others.

"Following a successful $115 million equity offering in January, a 20-year $150 million unsecured debt offering in February, and record earnings for the quarter, the Company ended the quarter with liquidity of almost $1.0 billion and equity of $1.1 billion. Our financial strength, modern fleet and first class reputation creates a powerful platform for further expansion."

Highlights

Financial

  Early in January, the Company filed a shelf registration with the SEC permitting OSG to issue up to $500 million of common stock and debt securities and allowing certain selling shareholders to sell 1.6 million shares of common stock.

  In January, the Company sold 3.2 million shares of common stock. Simultaneously, existing shareholders sold 1.6 million shares on the same terms, bringing the total number of shares sold to 4.8 million. OSG's net proceeds from the 3.2 million share primary offering was $115 million.

  In February, the Company sold $150 million senior unsecured notes with a coupon of 7.5% and a 20-year term.

Operations

  In January, OSG took delivery of the Overseas Cathy, a 112,000 dwt Aframax, completing the Company's recent fleet modernization program.

  In March, the Overseas Chris became OSG's first vessel to receive its International Ship Security Certificate and the Overseas Marilyn recently became the Company's first U.S. Flag vessel to receive this certification. Under the International Code for the Security of Ships and of Port Facilities ("ISPS") all vessels worldwide must receive this certificate by July 1, 2004.

  During the first quarter OSG entered into eight time charters in: taking a 40% interest in two newbuilding VLCCs for five years, a 15% interest in a 2000-built VLCC for five years, a 50% interest in two 1998-built Aframaxes for five years, a 30% interest in a 2003-built VLCC for two years, and a 50% interest in two VLCCs (built in 1995 and 1996) for three years.

  In March, a new member joined the Aframax International pool, contributing two modern Aframaxes, bringing the total number of vessels in the pool to 34, including newbuildings.

  In April, the Company acquired two U.S. Flag Jones Act Product Carriers. The two vessels, built in 1982 and 1983, are currently operating on bareboat charters to an oil major.

  In April, the Company announced that it had formed a joint venture to acquire four 442,000 dwt Ultra Large Crude Carriers ("ULCCs"), three built in 2002 and one in 2003. OSG will have a 49.9% interest in this joint venture.

VLCC Sector

During the first quarter of 2004, rates for modern VLCCs trading out of the Arabian Gulf averaged $75,200 per day, even higher than the $68,000 per day achieved in the first quarter of 2003.

Demand for VLCC tonnage remained strong, as China extended its position as the second largest consumer of crude oil after the U.S., increasing demand to 6.1 mbd in the quarter. The vast majority of crude oil imports into China are carried by VLCCs on long haul routes. While an extremely cold winter in the U.S. contributed to this sector's strength, growth in demand for VLCC tonnage in the quarter was largely driven by demand for crude oil in Asia, particularly China and India.

The world VLCC fleet increased during the first quarter of 2004 from 433 vessels of 126.1 million dwt to 435 vessels of 126.3 million dwt as newbuilding deliveries marginally exceeded scrapping and sales for conversion. With 15 VLCCs ordered during the quarter, the world orderbook stood at 83 vessels at the end of the quarter, representing 19.9% of the existing VLCC fleet.

The EIA predicts long term world oil demand will grow at a 2.0% rate with much of the incremental supply sourced from the Middle East. With the world's largest oil consumers on long haul routes from the Middle East, the resulting increase in ton-mile demand is likely to moderate the effect of the growing VLCC orderbook, with positive implications for rates.

Aframax Sector

Rates for Aframaxes operating in the Caribbean trades during the first quarter of 2004 averaged $46,800 per day, compared with $41,200 per day in the first quarter of 2003.

FSU oil production continued to grow, reaching 10.8 mbd in the first quarter of 2004, a 9.6% increase over the first quarter of 2003. Seaborne exports, however, climbed by 23.8% when comparing the same periods. This dramatic rise, coupled with the systemic delays in transiting the Bosporus in wintertime, was very positive for Aframaxes, which carry a substantial portion of this trade. The increased demand for Aframaxes to carry FSU exports reduced availability of tonnage in adjacent regions, positively impacting rates in the Caribbean and North Sea.

The world Aframax fleet increased during the quarter to 614 vessels of 60.8 million dwt from 601 vessels of 59.2 million dwt as newbuilding deliveries substantially exceeded scrapping and other removals from the fleet. The world Aframax orderbook, which decreased marginally during the quarter, stood at 153 vessels or 16.6 million dwt at the end of the quarter, representing 27.2% of the existing fleet. The FSU's growing share of world oil production, which now stands at 13.2%, provides support for Aframax demand in the Atlantic Basin and Mediterranean Sea. The EU restrictions on single hull tankers and the accelerated IMO phase out of single hull tankers will further moderate the effect of this orderbook on rates, providing a positive outlook for this sector.

Selected Operating Statistics

The following table shows time charter equivalent revenues per day and revenue days (defined as ship operating days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the first quarter of 2004 compared with the same period of 2003:

	Quarter Ended March 31,
	2004	2003
VLCC
Average TCE Rate	$74,280	$52,968
Number of Revenue Days	1,466	1,050

AFRAMAX
Average TCE rate	36,464	33,140
Number of Revenue days	1,142	958

PRODUCT CARRIER
Average TCE Rate	19,408	15,929
Number of Revenue Days	483	679

Equity in Income of Joint Venture Vessels

During the quarter the Company concluded an agreement with a joint venture partner covering six jointly owned VLCCs. As a result of this agreement the three pairs of sister vessels have been equally split, with OSG becoming the 100% owner of the VLCCs Dundee, Sakura I and Tanabe. The results of these vessels are now included in the VLCC segment. Accordingly, in the first quarter of 2004, OSG's equity in income of joint ventures decreased by $8,035,000 to $3,980,000 from $12,015,000 in the equivalent period of 2003 due to the resultant reduction in revenue days.

Financial Profile

On January 13, 2004, OSG filed a shelf registration with the SEC permitting the Company to issue up to $500 million of common stock and debt securities and allowing certain selling shareholders to sell 1.6 million shares of common stock. On January 26, 2004, the Company sold 3.2 million shares of common stock generating net proceeds of $115 million. Simultaneously, existing shareholders sold 1.6 million shares on the same terms, bringing the total number of shares sold to 4.8 million.

On February 19, 2004, the Company sold $150 million senior unsecured notes. The notes carry a coupon of 7.5% and will mature in February 2024, a term of 20 years. We believe OSG is the only company in the industry which has been able to access the market for 20-year notes.

With equity of $1.1 billion as of March 31, 2004 and almost a billion dollars of liquidity, including undrawn bank facilities, the Company believes its financial flexibility and strength distinguish OSG from most of its competitors.

With one of the most modern VLCC and Aframax fleets in the industry, substantial liquidity and proven access to alternative sources of capital, the Company is unusually well positioned to take advantage of market opportunities as they present themselves.

The following table is a reconciliation of net income, as reflected in the condensed consolidated statements of operations, to EBITDA:

($000)	Three Months Ended March 31,
	2004	2003
Net income	$ 76,188	$ 44,235
Provision for federal income taxes	38,500	16,011
Interest expense	17,515	13,150
Depreciation and amortization	24,210	20,820
EBITDA	$ 156,413	$ 94,216

Note: EBITDA should not be considered a substitute for net income, cash flow from operating activities and other operations or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. EBITDA is presented to provide additional information with respect to the Company's ability to satisfy debt service, capital expenditure and working capital requirements. While EBITDA is frequently used as a measure of operating results and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation.

The following table presents per share amounts after tax, for the first quarter results, for net income, adjusted for the effects of vessel sales and securities transactions, including write-downs in the carrying value of certain securities pursuant to FAS115:

	Three Months Ended March 31,
	2004	2003
Net Income	$ 1.99	$ 1.28
(Gain)/Loss on Vessel Sales	(0.05)	0.02
(Gain) on Securities Transactions and Write-downs	(0.11)	(0.04)
	$ 1.83 ======	$ 1.26 ======

Note: Net income adjusted for the effect of vessel sales and securities transactions is presented to provide additional information with respect to the Company's ability to compare from period to period vessel operating revenues and expenses and general and administrative expenses without gains and losses from disposals of assets and investments. While net income adjusted for the effect of vessel sales and securities transactions is frequently used by management as a measure of the vessels operating performance in a particular period it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations. Net income adjusted for the effect of vessel sales and securities transactions should not be considered an alternative to net income or other measurements under generally accepted accounting principles.

OSG's Fleet

OSG is one of the largest tanker owners in the world and the leading U.S. based tanker company, with customers that include many of the world's largest oil companies. Completing its current modernization program, OSG took delivery of one Aframax in January 2004. At March 31, 2004, OSG's fleet comprised 53 vessels totaling 8,882,430 dwt, including 12 vessels owned by joint ventures or chartered in under operating leases. Adjusted for OSG's proportional interest in joint venture and chartered in vessels, the fleet totals 48.7 vessels totaling 7,900,486 dwt.

At March 31, 2004, the Company's VLCC fleet, adjusted to reflect the delivery of the four ULCCs and time chartered in VLCCs, had an average age of 4.9 years compared with a world VLCC fleet average age of 7.9 years. OSGs Aframax fleet had an average age of 6.2 years compared with a world Aframax fleet average age of 9.7 years.

The following chart summarizes the Company's foreign and domestic flag fleets as of March 31, 2004:

	Number of Vessels		Dwt
Type	Total	By % Interest	Total	By % Interest
Foreign Flag Fleet:
VLCC:
100% owned	15	15.0	4,570,358	4,570,358
Owned jointly with others	1	0.3	259,995	77,999
Time chartered in	4	1.9	1,203,159	557,086
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	13	13.0	1,354,911	1,354,911
Owned jointly with others	1	0.5	97,078	48,539
Time chartered in	2	1.0	210,674	105,338
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier: Time chartered in	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	3	3.0	275,904	275,904
Product Carrier	2	2.0	87,030	87,030
Bulk Carrier, bareboat chartered in	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL ======	53 =======	48.7 =======	8,882,430 ========	7,900,486 ========

Summary Consolidated Statements of Operations

	Three Months Ended March 31,
($000)
	2004	2003(a)
Time Charter Equivalent Revenues	$ 188,982	$ 121,130
Running Expenses (including time charter hire and depreciation)	57,320	48,390
General & Administrative	13,794	10,673
Total Ship Operating Expenses	71,114	59,063
Income from Vessel Operations (100% owned)	117,868	62,067
Equity in Income from Joint Ventures	3,980	12,015
Operating Income	121,848	74,082
Other Income/(Expense)	10,355	(686)
Income before Interest and Taxes	132,203	73,396
Interest Expense	17,515	13,150
Income before Taxes	114,688	60,246
Provision for Federal Income Taxes	38,500	16,011
Net Income	$ 76,188 =======	$ 44,235 =======
Basic Net Income per Share	$ 1.99	$ 1.28
Diluted Net Income per Share	$ 1.98	$ 1.28
Weighted Average Number of Shares (Basic)	38,360,000	34,457,000
Weighted Average Number of Shares (Diluted)	38,440,000	34,677,000

(a) The condensed consolidated statement of operations for the three months ended March 31, 2003 has been reclassified to conform to the 2004 presentation of certain items.

Summary Consolidated Balance Sheets
($000)	March 31, 2004	December 31, 2003
Current Assets	$ 464,728	$ 141,423
Capital Construction Fund	254,494	247,433
Vessels, including Capital Leases	1,539,300	1,364,773
Investments in Joint Ventures	14,572	183,831
Other Assets	64,636	63,226
Total Assets	$ 2,337,730 ============	$ 2,000,686 ==============
Current Liabilities	$ 93,151	$ 98,208
Long-term Debt and Capital Leases	922,810	787,588
Other Liabilities	217,818	197,815
Shareholders' Equity	1,103,951	917,075
	$ 2,337,730 ============	$ 2,000,686 ==============

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The Company plans to host a conference call at 11:00 AM EST on Thursday, May 6, 2004 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (888) 802-8576 within the United States, and (973) 935-8515 for international calls. A recording of the call will be available for one week at (877) 519-4471, if dialed from within the U.S., and at (973) 341-3080 for international calls; the replay pin number is 4726895.

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This release contains forward-looking statements regarding the Company's prospects, including the outlook for tanker markets, changing oil trading patterns, prospects for certain strategic alliances, anticipated levels of newbuilding and scrapping, and the forecast of world economic activity and world oil demand. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.